UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2017

CANNABIS SCIENCE, INC.

(Exact name of registrant as specified in charter)

Nevada	000-28911	91-1869677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19800 MacArthur Blvd., Suite #300 Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

1-888-263-0832

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01	Entry into a Material Definitive Agreement.

Effective November 16, 2017, Cannabis Science, Inc. (the “Company”), entered into a Research Collaboration Agreement (the “Agreement”) with Stellenbosch University (the “University”) a South African Higher Education Institution. The Agreement provides for a collaboration between the Company and the University to develop and investigate the use of Cannabinoids to treat chronic pelvic pain associated with pelvic inflammatory disease among women, chronic prostatitis among men, and potentially other chronic pain associated with other indications. Furthermore, the Company wishes to obtain from the University data and certain rights to inventions that are developed during research funded by the Company.

Pursuant to the Agreement, the University has developed know-how and expertise in the treatment of chronic pain and comorbid disorders and desires to obtain funding and technical support from the Company to further such research. Chronic pelvic pain is common for both men and women in southern Africa, and in the absence of sufficient treatment options is associated with a serious treatment gap. The use of cannabinoids potentially fills this gap. This research will also form the basis of the development of our general pain management research program. The term of the Agreement is initially for one year. In consideration for the Agreement and performance of the initial Research, the Company shall pay the University $100,000 as seed funding for the initial ground work. Full clinical trial expansion plans will be built from the success of this initial work to be completed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANNABIS SCIENCE, INC.

Date: December 11, 2017	By:	/s/ Raymond C. Dabney
Raymond C. Dabney, President & C.E.O.

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